Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333 -145845

May 23, 2008

YOU KNOW WHAT THEY CALL A BIG IDEA YOU SIT ON FOR A WHILE?
A MISSED OPPORTUNITY.

No one should have to watch their idea expire on the shelf. Enter iPath® Exchange Traded Notes (ETNs) – the simple, yet sophisticated way to bring your investment ideas to life faster. Because when it comes to implementing ideas about specific markets or strategies, every moment counts. Even this one.

iPath®
Exchange Traded Notes

Commodities › Currencies › Emerging Markets › Strategies

www.iPathETN.com

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see "Risk Factors" in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

Barclays Global Investors Services, a subsidiary of Barclays Global Investors, N.A. ("BGINA"), assists in the promotion of the Securities. Barclays Global Investors, N.A. and Barclays Capital Inc. are affiliates of Barclays Bank PLC.

©2008 BGINA. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. 6826-iP-0108

BARCLAYS

04 | 001946_0001_BARC_A_Missed_Opportunity.indd | **Studio Mechanical**

5-7-2008 6:22:56 PM | **DPA** Sandra Calisi | **Released** 5/7/2008 | **Laser** None

Job info

VB&P Job	001946_0001
Client	BARC
Mats close	5/6/2008
1st insert	6/1/2008
Title	A Missed Opportunity
Color/B&W	4C
Live	7 in x 10 in
Trim	7.75 in x 10.75 in
Bleed	8 in x 11 in
Gutter	None
Scale	1 in = 1 in
Pubs	Registered Rep

Approvals

______	Art Director	Jim Haas
______	Copywriter	James King
______	Designer	None
______	Creative Dir	None
______	Account Mgr	Dan Eliasi
______	Print Prod	Melanie Magatelli
______	Project Mgr	Jascenth Edwards
______	Studio Mgr	
______	Buddy Check	
______	Proofreader	

Production notes

- All art is FINAL
- Grey box is 80k
- Barclays blue is 100c
- URL and capabilities: 10pt
- Light grey behind legal is 8% K
- Top blue bar gradient is FPO
- Body copy is 10 pts.
- Bold legal is 8pt, rest of legal is 7 pt
- All legal prints 80% K
- Magenta keyline indicates trim, does not print

Fonts & images

Fonts Expert Sans (Black, Bold, Regular)

Images ip_tag_2c_bk_rev_cmyk_l.eps
iBM_Barclays_InterimBadge.ai

VENABLES BELL & PARTNERS

VENABLES BELL & PARTNERS | 201 Post Street San Francisco CA 94108 | 415-288-3300 | www.venablesbell.com